EXHIBIT 99.11

InterAmerican Gaming, Inc.

PINKSHEETS : IAGM

April 11, 2012 10:34 ET
IAG Provides Corporate Update

TORONTO, ONTARIO--(Marketwire - April 11, 2012) - InterAmerican Gaming Inc. (PINKSHEETS:IAGM) ("IAG" or "the Company"), the company in the process of developing SoFit - a new social gaming platform for the health and fitness industry, is pleased to announce an update on its progression towards becoming a fully reporting and SEC-compliant company with a goal of moving up to the OTCQX tier of the OTC Exchange. IAG and its accounting team have been working diligently to complete the necessary steps to update the Company's filings for the previous two fiscal years, which will allow the Company to begin the process of migrating to the fully reporting tier of the OTC market.

IAG has also restructured its balance sheet, eliminating a number of outstanding liabilities, which will be reflected in the upcoming release of its financial statements. Furthermore, IAG has re-engaged its transfer agent Corporate Stock Transfer to ensure shareholders are serviced securely and effectively.

Mr. Marc Askenasi, President & CEO of IAG, stated, "We are excited to continue our progression in becoming a SEC-compliant and listed company. IAG is committed to providing our shareholders with complete transparency and continuous corporate development to continue to build share value. As we progress towards a summer release of our first product, SoFit, we will begin to increase the frequency of both company and product related shareholder communications."

About IAG and SoFit:

IAG is a digital technology company focused on the mobile health and fitness industry. IAG's mission is to build industry-defining businesses through a combination of organic growth and acquisitions.

SoFit is a new social gaming platform that empowers individuals to improve their health and fitness. SoFit products include integrated mobile applications and complementary wireless devices that fuse the on and offline worlds. Products are currently in development and are expected to launch in 2012.

Contact Information
Investor Inquiries:
Circadian Group
Tyler M. Troup, B.Comm
Tyler@Circadian-Group.com
Circadian Group
Ryan Troup
Ryan@Circadian-Group.com
Circadian Group
Toll Free: 1-866-865-2780
www.Circadian-Group.com
Due Diligence Portal:
www.circadian-group.com/iagm.html